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                                                                    EXHIBIT 99.1


                    HCC CONFIRMS ACQUISITIONS AND WTC LOSSES


HOUSTON (October 9, 2001) . . . Stephen L. Way, Chairman and Chief Executive Officer of HCC INSURANCE HOLDINGS, INC. (NYSE symbol: HCC)announced today that their planned acquisitions of Professional Indemnity Agency and ASU International were both proceeding and should close shortly.

Mr. Way Said, "We are very excited about the opportunities that these underwriting agencies bring to our Group and the recent tragedy in NYC has not dampened our enthusiasm for both of these fine companies. Going forward, we anticipate an increase in the insurance industry M&A activity and HCC will be very proactive in this regard."

In other news, HCC confirmed that as previously announced, their net loss form the World Trade Center disaster would be approximately $30 million before tax and that as a result, third quarter net earnings would be reduced to $0.01 per share. The gross loss, before reinsurance, is still developing, but currently stands at approximately $50 million, although the Company is reserving $80 million, to include incurred but not reported losses. These losses were expected to arise primarily from the
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property, A&H and WC reinsurance business written by HCC's largest subsidiary,
Houston Casualty Company. The Company does not expect any deterioration of its net loss.

Mr. Way added, "HCC is extremely well capitalized and this loss has had no effect on the Company's capital, or its ratings. HCC is uniquely positioned to take advantage of future opportunities. However, as we return to our businesses and begin to look to the future, let us never forget the events of September 11th. The families of the fallen, remain in our thoughts and prayers and we must never forget the pain and suffering caused by the cowardly acts of evil extremists."

HCC is one of the largest specialty insurance groups in the United States and consists of insurance company, underwriting agency and intermediary operations. HCC has assets of over $3 billion and its shares are traded on the NYSE (symbol:
HCC) with a market capitalization of over $1.5 billion. HCC is rated AA (Very Strong) by Standard & Poor's and A+ (Superior) by A. M. Best Company.

For more information, visit our website at www.hcch.com.


Contact: L. Byron Way, Vice President at
         HCC Insurance Holdings, Inc. (713) 690-7300

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Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.


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